                                                                     Exhibit 2.1
                                                                     -----------
                            STOCK PURCHASE AGREEMENT
                            ------------------------


         THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of July 31, 1997, by and between (i) RES-CARE, INC., a Kentucky corporation ("Buyer"), and (ii)(A) RICHARD GREER ("Richard"), (B) ROBERT GREER ("Robert"), and (C) ALICIA GREER AUSTIN (individually, a "Seller" and collectively, the "Sellers").

         WHEREAS, the Sellers own all of the issued and outstanding capital stock (the "Shares") of Communications Network Consultants, Inc., a Rhode Island corporation (the "Company").

         WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all the Shares, being all the issued and outstanding shares of capital stock of the Company, all on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

                                    ARTICLE I

                              SALE AND TRANSFER OF
                         SHARES; CLOSING; PURCHASE PRICE
                         -------------------------------

         1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth herein, the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, at the Closing (as defined in Section 1.5 hereof), the Shares.

         1.2 DELIVERY OF CERTIFICATES. At the Closing, the Sellers shall deliver to Buyer certificates in definitive form, registered in the name of the Sellers, evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, with all requisite stock transfer taxes paid and stamps affixed, if any.

         1.3 PURCHASE PRICE; PAYMENT.
             ------------------------

             (a) The purchase price ("Purchase Price") for the Shares shall be equal to an aggregate of $28,000,000, subject to adjustment in accordance with the provisions of subparagraph (b)(i) of this Section
         1.3 and subject to reduction in accordance with the provisions of subparagraph (b)(iii) of this Section 1.3 by reason of the Company's failure to satisfy the earnings goals set forth in such subparagraph.

             (b)     The Purchase Price shall be paid by --

                     (i) Buyer's delivery to Sellers at the Closing of a wire
              transfer of immediately available funds to one or more accounts designated in writing by Sellers in the amount equal to $16,500,000 (the "Closing Payment"). The Closing

              Payment shall be adjusted as follows as of 12:01 a.m. on the Closing Date (as defined in Section 1.5 hereof), but after taking into account the AAA Distributions (as defined in Section 1.3(c) hereof):

                            (A) increased by the book value of all cash and
                     accounts receivable of the Company (after giving effect to the AAA Distributions); and

                            (B) decreased by the fair value of all liabilities
                     (other than liabilities or other payables to or shareholder loans from the Sellers) and accrued obligations of the Company, including (i) liabilities to any financial institution and (ii) any accrued and unused vacation pay of the Company's employees (whether or not earned).

              As promptly as practicable, but in any event not later than sixty
              (60) days after the Closing Date, the Buyer and the Company shall cause to be prepared and delivered to the Sellers a statement (the "Statement") of the adjustments, if any, required by subparagraph
              (b)(i)(A) and (B) of this Section 1.3, which statement shall be audited by Buyer's certified public accountants and certified by such firm to have been prepared in accordance with generally accepted accounting principles consistently applied and in substantially the manner used to prepare the Company's financial statements for the period ending December 31, 1996. Subject to the next literary paragraph, within fifteen (15) days after delivery to Sellers of the Statement, (x) the Sellers jointly and severally agree to pay to Buyer the amount, if any, by which the adjustments in subparagraph (b)(i)(B) exceed the adjustments in subparagraph
              (b)(i)(A) and (y) the Buyer agrees to pay to the Sellers the amount, if any, by which the adjustments in subparagraph (b)(i)(A) exceed the adjustments in subparagraph (b)(i)(B) (the amounts payable pursuant to clauses (x) and (y) are hereinafter referred to collectively as the "Purchase Price Adjustment"). The Purchase Price Adjustment shall be paid by wire transfer of immediately available funds. The parties shall treat any payment made pursuant to this subparagraph (b)(i) as an adjustment to the Purchase Price for all purposes.

                     If Sellers in good faith disagree with the Statement, then
              Sellers shall notify the Buyer in writing (the "Notice of Disagreement") of such disagreement within fifteen (15) days after delivery of the Statement to Sellers. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, the Buyer and the Sellers shall attempt in good faith to resolve and finally determine the Statement. If Buyer and Sellers are unable to resolve the disagreement within fifteen (15) days after delivery of the Notice of Disagreement, then Buyer and Sellers shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the "Independent Accountant") to resolve the disputed items and make a written determination with respect thereto. Such determination will be made, and written notice thereof given to Buyer and Sellers, within thirty (30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement and the recalculation, if any, of the Statement in light of such resolution. The fees, costs and expenses in connection with the preparation of the Statement shall be the sole responsibility of the Buyer. Any fees, costs or expenses of Sellers in connection with their review of the Statement shall be the sole responsibility of Sellers. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this paragraph will be shared equally by Buyer, on the one hand, and Sellers, on the other hand. Within ten (10) days of delivery of a notice of determination by the Independent Accountant as described above, any adjustment shall be paid as provided in the preceding literary paragraph. Any portion of the Purchase Price Adjustment not in dispute shall be paid when due.

                     (ii) Buyer's delivery to Sellers at the Closing of a
              promissory note payable to Sellers in the principal amount of $2,500,000 (the "First Note"), payable in two (2) equal installments of $1,250,000, plus interest accrued on the outstanding principal amount of the First Note at a rate per annum equal to seven percent (7%), on the first and second anniversaries of the Closing Date. The First Note shall be in the form attached hereto as Exhibit A. All amounts payable under the First Note shall be paid by wire transfer of immediately available funds to one or more accounts designated in a written notice delivered by Sellers to Buyer; and

                     (iii) Buyer's delivery to Sellers at the Closing of a
              promissory note payable to Sellers in the principal amount of $9,000,000 (the "Second Note"), payable in three equal annual installments of $3,000,000 (subject to reduction as provided below) on the respective Earn-out Dates (as defined below). The Second Note shall be in the form attached hereto as Exhibit B. All amounts payable under the Second Note shall be paid by wire transfer of immediately available funds to one or more accounts designated in a written notice delivered by Sellers to Buyer. Interest shall be payable on each principal installment of the Second Note only in the circumstances described below in the last literary paragraph of this subparagraph (iii). The term "Earn-out Dates" shall collectively refer to the respective dates which are thirty (30) days after the delivery by the firm of certified public accountants, which are then the auditors of Buyer's consolidated financial statements, of the separate balance sheet and related statements of income, cash flows and stockholder's equity for the Company (the "Company Financial Statements") for the 12-month period (the "First Measurement Period") beginning on the first day of the month after the Closing Date (the "1998 Earn-out Date"), the 12-month period (the "Second Measurement Period") beginning on the day after the last day in the First Measurement Period (the "1999 Earn-out Date") and the 12-month period (the "Third Measurement Period") beginning on the day after the last day in the Second Measurement Period (the "2000 Earn-out Date"). Not later than sixty (60) days after the end of each Measurement Period, the Buyer will deliver to the Sellers the Company Financial Statements and a statement (the "Earn-out Statement") showing the amount and calculation of the reduction, if any, contemplated by clause (A),
              (B) or (C) below, as applicable. The computation of any such reduction shall be certified by Buyer's certified public accountants as having been prepared in accordance with clause (A),
              (B) or (C) below, as applicable. The respective installments payable under the Second Note shall be subject to reduction as follows:

                            (A) The installment payable on the 1998 Earn-out
                     Date shall be reduced by $3,000,000 (and therefore shall be zero) if the Company Earnings (as defined below) for the First Measurement Period do not equal or exceed $3,552,000. The installment payable on the 1998 Earn- out Date shall not be reduced and shall be $3,000,000 if the Company Earnings for the First Measurement Period equal or exceed $4,868,000. If the Company Earnings for the First Measurement Period are between $4,868,000 and $3,552,000, the installment payable on the 1998 Earn-out Date shall be equal to the product of (i) $3,000,000 and (ii) (A) the Company Earnings for the First Measurement Period minus $3,552,000, divided by (B) $1,316,000.

                            (B) The installment payable on the 1999 Earn-out
                     Date shall be reduced by $3,000,000 (and therefore shall be zero) if the Company Earnings for the Second Measurement Period do not equal or exceed $4,868,000. The installment payable on the 1999 Earn-out Date shall not be reduced and shall be $3,000,000 if the Company Earnings for the Second Measurement Period equal or exceed $5,842,000. If the Company Earnings for the Second Measurement Period are between $5,842,000 and $4,868,000, the installment payable on the 1999 Earn-out Date shall be equal to the product of
                     (i) $3,000,000 and (ii) (A) the Company Earnings for the Second Measurement Period minus $4,868,000, divided by (B) $974,000.

                            (C) The installment payable on the 2000 Earn-out
                     Date shall be reduced by $3,000,000 (and therefore shall be zero) if the Company Earnings for the Third Measurement Period do not equal or exceed $5,842,000. The installment payable on the 2000 Earn-out Date shall not be reduced and shall be $3,000,000 if the Company Earnings for the Third Measurement Period equal or exceed $7,010,000. If the Company Earnings for the Third Measurement Period are between $7,010,000 and $5,842,000, the installment payable on the 2000 Earn-out Date shall be equal to the product of
                     (i) $3,000,000 and (ii) (A) the Company Earnings for the Third Measurement Period minus $5,842,000, divided by (B) $1,168,000.

              "Company Earnings" means the Company's earnings, determined in accordance with generally accepted accounting principles consistently applied, before (x) the following expenses, to the extent solely attributable to the consummation of the transactions contemplated herein: any (A) interest, (B) depreciation and (C) amortization of goodwill; (y) income taxes and (z) any corporate or regional overhead charges from Buyer. Company Earnings shall include the sum of the Inside New Business Earnings and the Outside New Business Earnings (as such terms are defined below). To the extent that the Company Earnings for the First Measurement Period exceed $4,868,000, such excess shall be carried forward and added to the Company Earnings for the Second Measurement Period. To the extent that the Company Earnings for the Second Measurement Period (as adjusted pursuant to the immediately preceding sentence) exceed $5,842,000, such excess shall be carried forward and added to the Company Earnings for the Third Measurement Period.

                     The Inside New Business Earnings shall mean the excess of
              (1) earnings relating to the provision of services to persons located in North Carolina from any Inside New Business (as defined below) entered into by the Company, whether or not carried on by Buyer at or subsequent to the Closing Date over (2) the INB Pro Forma Hurdle (as defined below) for such Inside New Business. For purposes of this paragraph, the term "Inside New Business" shall mean any business providing services to persons located in North Carolina which is not Outside New Business (as defined below). During any Measurement Period, neither the Company nor Buyer nor any of Buyer's affiliates will enter into any Inside New Business or acquire any assets relating to, or stock or other equity interests in any entity conducting, an Inside New Business unless Sellers and Buyer agree in writing on the terms of such entry or acquisition, including the INB Pro Forma Hurdle applicable to such Inside New Business. "INB Pro Forma Hurdle" means, with respect to any Inside New Business, the anticipated first year earnings for such Inside New Business calculated on a pro forma basis and mutually agreed to by Buyer and Sellers, except that in the case of any Inside New Business the entry into or acquisition of which is not accomplished through or as a result of an acquisition of assets, operating rights or previously existing equity interests, the INB Pro Forma Hurdle applicable to such Inside New Business shall be zero, and all start-up costs and start-up expenses of such Inside New Business shall be amortized over a period equal to the lesser of five (5) years or the duration of the principal contract under which the services are being rendered. Except as reflected in the INB Pro Forma Hurdle for any Inside New Business, interest expense on indebtedness incurred in connection with entering into or acquiring any Inside New Business shall not reduce Company Earnings for any Measurement Period.

                     The Outside New Business Earnings shall mean the excess of
              (1) earnings relating to the provision of services to persons located in North Carolina from any Outside New Business over (2) the ONB Pro Forma Hurdle (as defined below) for such Outside New Business. The term "Outside New Business" shall be limited to the management and/or operation of prisons or other facilities or programs for adjudicated youth and the management and/or operation of job corps centers. "ONB Pro Forma Hurdle" means, with respect to any Outside New Business, the anticipated first year earnings for such Outside New Business, calculated on a pro forma basis as approved by the President of Buyer or his designee, and otherwise used by Buyer for purposes of forecasting its earnings. Notwithstanding the foregoing, the Outside New Business Earnings which may be added to the Company Earnings shall not exceed a cumulative amount equal to $2,200,000 (the "Outside Earnings Limitation").

                     Any amount of Outside New Business Earnings included in
              Company Earnings for any Measurement Period shall reduce the Outside Earnings Limitation for purposes of any succeeding Measurement Period.

                     During any Measurement Period, the Company will not begin
              operations in states other than North Carolina ("New States") without the prior written approval of Sellers and a mutual agreement of Buyer and Sellers on the treatment, for purposes of determining Company Earnings during any Measurement Period, of earnings from operations in New States. Nothing in this paragraph shall restrict Buyer's ability or discretion to enter into transactions or acquisitions and/or develop any business or operations in any state other than North Carolina or to engage in any business activity in North Carolina in any Outside New Business, either directly by Buyer or through one or more of its subsidiaries or affiliates (other than Company or any of its subsidiaries).

                     During any Measurement Period, any borrowing by Company
              from Buyer or advance to Company from Buyer shall bear interest at the same rate of interest which is then effective for such borrowings by Buyer under its principal credit facility. Notwithstanding the provisions of the preceding sentence, solely for purposes of calculating Company Earnings under this paragraph
              (iii), during any Measurement Period, to the extent that the aggregate outstanding principal balance of such borrowings or advances does not exceed the aggregate after-tax Company Earnings during the Measurement Periods which have been distributed to Buyer by Company as a dividend (determined at the close of each Measurement Period), such borrowings or advances shall not bear interest.

                     For purposes of calculating the Company Earnings as set
              forth above, Buyer will not charge the Company with corporate or regional office overhead of Buyer without the mutual agreement of Buyer and Sellers.

                     Notwithstanding any provision to the contrary in this
              Agreement, no Seller shall have any right to withhold his or her consent with respect to any business decision by the Company if such Seller is not then an employee of the Company. Unless he is no longer an employee of the Company, Richard shall be designated by all the Sellers as authorized to give and/or withhold consent with respect to any such business decision.

                     If Sellers in good faith disagree with any Earn-out
              Statement, then Sellers shall notify Buyer in writing (the "Notice of Earn-out Disagreement") of such disagreement within ten (10) days after delivery of the Earn-out Statement to Sellers. The Notice of Earn-out Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Buyer and Sellers shall attempt in good faith to resolve and finally determine the applicable Earn-out Statement. If Buyer and Sellers are unable to resolve the disagreement within five (5) days after delivery of the Notice of Earn-out Disagreement, then Buyer and Sellers shall select an Independent Accountant to resolve the disputed items and make a written determination with respect thereto. Such determination will be made, and written notice thereof given to Buyer and Sellers, within thirty (30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon Buyer and Sellers. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Earn-out Disagreement and the recalculation, if any, of the applicable Earn-out Statement in light of such resolution. The fees, costs and expenses of Buyer in connection with the preparation of the Earn-out Statement shall be the sole responsibility of Buyer. The fees, costs or expenses of Sellers in connection with their review of any Earn-out Statement shall be the sole responsibility of Sellers. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this paragraph will be shared equally by Buyer, on the one hand, and Sellers, on the other hand. Within ten (10) days of delivery of a notice of determination by the Independent Accountant as described above, the installment payable on the applicable Earn-out Date shall be paid as provided in subparagraph
              (b)(iii)(A), (B) or (C) above, as applicable. Any portion of the installment payable on the applicable Earn-out Date not in dispute shall be paid when due.

                     The unpaid outstanding balance of any installment payable
              under the Second Note shall bear interest at a rate per annum equal to seven percent (7%) from the applicable Earn-out Date to and including the date such balance of such installment is actually paid to Sellers. However, if (i) such installment is not paid within sixty (60) days after the applicable Earn-out Date and
              (ii) Buyer has not paid that portion of the installment payable which is not in dispute or is not disputing the balance of such installment in good faith, then, in lieu of the interest contemplated by the preceding sentence, such installment shall bear interest at a rate per annum equal to ten percent (10%) from the applicable Earn-out Date to and including the date the balance of such installment is actually paid to Sellers. The Independent Accountant shall be authorized to determine whether Buyer's dispute of any portion of any installment is not in good faith, and such determination shall be binding on the parties hereto.

              (c) At the Closing, the Company will distribute to Sellers, pro rata in accordance with their interests as shareholders of the Company prior to the Closing, an amount equal to of the balance of the accumulated adjustments account (as defined in section 1368(e) of the Internal Revenue Code of 1986, as amended ("Code")) of the Company as of 12:01 a.m., on the Closing Date (the "AAA Distributions"). The AAA Distributions shall be paid by wire transfer of immediately available funds to one or more accounts designated in a written notice delivered by Sellers to Buyer.

              (d) On the first anniversary of the Closing Date, Sellers shall pay to the Company an amount equal to the then uncollected balance of the accounts receivable taken into account in calculating the Purchase Price pursuant to Section 1.3(b)(i)(A) above. To the extent Sellers have so reimbursed the Company, the Company shall assign such uncollected accounts receivable (the "Uncollected Accounts Receivable") to Sellers for collection. Sellers shall not take any action in connection with any collection efforts with respect to the Uncollected Accounts Receivable which would damage or impair the Company's goodwill or relationships with its clients or the Agencies (as defined in Section 2.9 hereof). After the Uncollected Accounts Receivable have been assigned to Sellers in accordance with this paragraph (d), Buyer shall not, and shall cause the Company not to, take any actions that would damage or impair the ability of Sellers to collect the outstanding balance of any Uncollected Accounts Receivable.

              (e) An example of the calculation of the Purchase Price is set forth on Exhibit C hereto, which calculation is based on the assumptions set forth on such Exhibit C.


       1.4 ADDITIONAL COVENANTS OF THE PARTIES. At the Closing, the parties further agree that the following agreements and documents shall be executed and delivered (as applicable) by the parties thereto and the respective parties further covenant as follows:

              (a) SELLERS' EMPLOYMENT AGREEMENTS. At the Closing, each of the Sellers shall execute and deliver a mutually satisfactory employment agreement with the Company providing for the continuation of their employment with the Company for a period of three (3) years after the Closing. The form and substance of each such employment agreement is attached hereto as Exhibits D-1 through D-3 respectively (the "Sellers' Employment Agreements").

              (b) NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS. At the Closing, each of the Sellers and Buyer shall execute a noncompetition and confidentiality agreement ("Noncompetition Agreement"), in the form and containing the provisions set forth on Exhibits E-1 through E-3 respectively. In consideration for each of the Sellers' noncompetition, nonsolicitation and confidentiality covenants in the Noncompetition Agreements, Buyer will deliver to each of the Sellers at the Closing a wire transfer of immediately available federal funds in the aggregate amount of $1,000,000 to one or more accounts specified in a written notice delivered by each such Seller to Buyer.

              (c) LEASE OF SELLER REAL PROPERTY. At the Closing, any current leases between Sellers or their affiliates and the Company relating to any real property presently used by the Company ("Seller Real Property") will be amended and restated pursuant to separate lease agreements (the "Company Leases") providing for (i) monthly rent in the same amounts previously applicable thereto (but not in excess of a fair market rental rate), (ii) an initial term of five (5) years, commencing on the Closing Date, (iii) one (1) renewal option in favor of the Company having a term of five (5) years, on the same terms and conditions as the initial term,
       (iv) provisions granting to the Company the right, subject to the prior written approval of the Sellers (which approval, (A) if requested during any period in which any of the Sellers are President or Chief Executive Officer of the Company, shall not be unreasonably withheld and (B) if requested during any period during which any of the Sellers is not President or Chief Executive Officer of the Company, may be granted or withheld in the sole discretion of the Sellers), to sublease such Seller Real Property and granting to the Company or its sublessees, subject to the prior written approval of the Sellers (which approval, (A) if requested during any period in which any of the Sellers are President or Chief Executive Officer of the Company, shall not be unreasonably withheld and (B) if requested during any period during which any of the Sellers is not President or Chief Executive Officer of the Company, may be granted or withheld in the sole discretion of the Sellers), reasonable alternative use of such Seller Real Property, (v) an option to purchase in favor of the Company exercisable at any time during the initial term or any renewal term at fair market value, using the appraisal methodology described below, and (vi) such other terms and provisions as to which the parties mutually agree. In addition, to the extent that any of the Company Leases was, as of May 31, 1997, a triple-net lease, such Company Lease, as amended and restated, shall continue to be a triple-net lease. For purposes of this paragraph, the fair market value of a parcel of Seller Real Property for which the option is being exercised shall be determined by mutual agreement of Buyer and Sellers, or in the absence of such agreement, by an independent appraiser mutually acceptable to such parties. If such parties cannot mutually agree to the selection of an appraiser, each party shall select its own appraiser, who shall each determine the fair market value of the parcel of Seller Real Property being purchased and sold. If the values determined by such appraisers shall not differ by more than five percent (5%) of the average of such values, the fair market value of such parcel of Seller Real Property shall be the average of the values determined by such appraisers. If such values differ by more than five percent (5%) of the average of such values, the appraisers shall mutually select a third independent appraiser who shall perform a third appraisal, which appraisal shall be binding on the parties. One-half of the expenses of any appraiser mutually selected by the parties or mutually selected by their appraisers shall be paid by each party. The expenses of any appraiser selected by any party without the consent of the other party shall be borne by the party selecting such appraiser. If requested by Sellers, the Company shall reasonably cooperate with Sellers in closing any purchase by the Company of any parcel of Seller Real Property as a "like-kind" exchange within the meaning of Section 1031 of the Code (as then applicable to such transaction). In connection therewith, Sellers shall engage a qualified intermediary to effect such exchange and Sellers shall reimburse the Company for any additional costs incurred by the Company by reason of such "like-kind" exchange. The Company Leases, as amended and restated, will be in the form and substance attached hereto as Exhibits F-1 through F-3.

              (d) PENSION AND PROFIT SHARING PLANS. After the Closing, the Buyer shall assume or terminate, or cause the Company to continue or terminate, any pension and/or profit sharing plans maintained by the Company prior to the Closing Date (the "Company Plans") at Company's sole cost. During any Measurement Period, any termination of any of the Company Plans which is not required by applicable law shall be subject to the consent of Sellers. Except for their indemnification obligations under Article VI with respect to the Company Plans, after the Closing Date, Sellers shall have no liability whatsoever to Buyer, Company or any employee of Company in respect of any Company Plan.

              (e) RELEASE OF CERTAIN LIABILITIES. At or prior to the Closing, the Company shall be released from any and all liability or obligation with respect to any Seller Real Property, including but not limited to any liability as a co-maker or a guarantor, other than its obligations under the Company Leases, shall be released from any such liability or obligation on any indebtedness to any Seller or any affiliate thereof, and shall be released from any liability or obligation (including but not limited to any obligation as a guarantor) on any indebtedness of any Seller or any affiliate thereof.

              (f) SECTION 338(H)(10) ELECTION. At the option of Buyer, the Company and Buyer shall make an election (the "Election") under Section 338(h)(10) of the Code. If Buyer makes the Election, each of Sellers shall consent to the Election, in the form and manner prescribed in the applicable Treasury Regulations. In the event the Election is made, the Buyer shall (i) pay to each Seller an amount in cash equal to any incremental income tax liability (including interest and penalties) of any such Seller relating to or arising out of (A) the Election (which shall be the excess of (I) the amount of such taxes which are payable by such Seller taking the Election into account over (II) the amount of such taxes which would have been payable by such Seller had the Election not been made) and (B) the Buyer's agreement to pay any such income tax liability of such Seller arising out of the Election, (ii) indemnify each Seller for any and all liabilities subsequently imposed on such Seller within the scope of clause (i) above as a result of the Internal Revenue Service or any state tax authority challenging or examining the Election at any date after the Election is made, and (iii) assume all obligations for federal and state income taxes imposed on built-in gains of the Company pursuant to Section 1374 of the Code which are attributable to the Election. Any amount payable pursuant to clause (i) of this Section 1.4(f) shall be paid to each Seller no later than the initial due date of such Seller's tax return on which such incremental income tax is reflected, and any amount payable pursuant to clause (ii) of this Section 1.4(f) shall be paid to each Seller no later than the date such amount is due to the relevant taxing authority. Any amount so paid to Sellers by Buyer shall immediately be paid by the respective Seller to the relevant taxing authority in satisfaction of such tax liability. Buyer shall have the right to control the resolution of any issue between any Seller and any taxing authority which is subject to Buyer's indemnification obligations under this Section 1.4(f) and no Seller shall file any tax return or claim for refund inconsistent therewith. The indemnification obligations set forth in the preceding sentence shall survive the Closing for the applicable statute of limitations.

              (g) LIABILITY OF COMPANY TO SELLERS. To the extent any liabilities of the Company to Sellers have been excluded from Section 1.3(b)(i)(B) hereof or have not reduced the Purchase Price payable to Sellers, at the Closing, all of such liabilities shall be deemed satisfied and released by Sellers and Sellers shall execute such documentation which is reasonably requested by Buyer to reflect the same.

              (h) ELECTION TO BOARD OF DIRECTORS. Effective immediately after the Closing, and for any period that such individual is employed by the Company, each of Richard and Robert shall become members of the Board of Directors of the Company. The parties hereto contemplate that such Board shall have at least five (5) members and Sellers consent to any amendment to the Articles of Incorporation or Bylaws of the Company to permit the same.

              (i) COMPANY STRUCTURE AND PROCEDURES. During the Measurement Periods, the Company shall be operated as a separately incorporated subsidiary of Buyer. Except as required by generally accepted accounting principles or as required by the Agencies or any third-party payor of the Company, Buyer will not cause the Company to alter its accounting procedures or operations without the consent of Sellers.

       1.5 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fennebresque, Clark, Swindell & Hay, NationsBank Corporate Center, Suite 2900, 100 North Tryon Street, Charlotte, North Carolina on July 31, 1997, at 9:00 a.m., prevailing local time, or such earlier or later date as shall be reasonably necessary to secure the consents and approvals described in Section 4.1(e) or as the Sellers and Buyer may mutually agree (the date and time of the Closing is herein called the "Closing Date").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS
                                 --------------

       The Sellers represent and warrant to Buyer as follows:

       2.1 ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER; SUBSIDIARIES. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Rhode Island and is duly qualified as a foreign corporation and is in good standing in the State of North Carolina. Neither the assets nor properties owned nor the nature of the business conducted by the Company makes qualification as a foreign corporation necessary in any other state. The Company has the corporate power and authority, and the legal right, to own and operate its properties and to carry on its business as currently conducted. The Company does not have any subsidiaries or own any shares of stock or any equity interest in any corporation or own any interest in any partnership, limited liability company or other entity.

       2.2 AUTHORIZATION OF AGREEMENTS, ETC. Subject only to the approval by the Agencies of the transfer of the Licenses, each of the Sellers has full legal capacity and power to execute and deliver this Agreement to which he or she is a party and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereunder. Such execution, delivery and performance by the Sellers as above provided in this Section 2.2, and the consummation of the transactions contemplated under this Agreement, will not violate (i) any provision of law, any order of any court or other agency of government or any judgment, award or decree applicable to Sellers or the Company, (ii) the Articles of Incorporation or Bylaws of the Company, or (iii) any provision of any indenture, agreement or other instrument, to which either any of the Sellers or the Company is a party, or by which any of the Sellers, the Company, or any of his, her or its, as the case may be, properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any pledge, security interest, lien, charge or encumbrance of any nature whatsoever (each, a "Lien") upon any of the properties or assets of any of the Sellers or the Company, or result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License (as defined in Section 2.13 hereof).

       2.3 VALIDITY. This Agreement has been duly executed and delivered by each of the Sellers and, subject to due execution by Buyer, constitutes, and the other agreements to be executed by the respective Seller as contemplated herein, when executed and delivered by each of the Sellers as contemplated hereby, subject to due execution by the other parties thereto, will constitute, the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to applicable reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       2.4 TITLE TO SHARES. Each of the Sellers is the holder of record and beneficial owner of the Shares as shown on Schedule 2.4 attached hereto, free and clear of any and all Liens. The delivery by the Sellers of certificates evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to Buyer pursuant to Section 1.2 above, against payment therefor pursuant to Section 1.3 above, will transfer valid title to all of the Shares to Buyer, free and clear of any and all Liens, other than Liens created or imposed by the actions of Buyer. There is no "adverse claim" within the meaning of Section 8-302 of North Carolina Uniform Commercial Code with respect to the Shares.

       2.5 CAPITALIZATION. The authorized and issued and outstanding capital stock of the Company is set forth in Schedule 2.5 attached hereto. Each of the Shares is validly issued and outstanding, fully paid and nonassessable. The Shares are all of the issued and outstanding capital stock of the Company and there is no other outstanding equity interest in the Company. Except as provided in Section 5.02 of the Company's Bylaws, none of the Shares is subject to any right of first refusal or other similar right in favor of any person or entity. Except for the obligations of the Sellers to Buyer under this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment of the

Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any interest therein or to pay any dividend or make any other distribution in respect thereof.

       2.6 FINANCIAL STATEMENTS. The Sellers have previously delivered to Buyer
(i) the unaudited balance sheets of the Company as of December 31, 1996, and the related unaudited statements of income, cash flows and stockholders' equity for the year then ended (collectively, the "Historical Financial Statements"), compiled by Huntley, Sigmon, Walton & Wilson, the Company's Certified Public Accountants (the "Company CPAs"), and (ii) the unaudited balance sheet of the Company as of May 31, 1997 (the "Acquisition Balance Sheet") and the related unaudited statement of income for the year-to-date period then ending, prepared by the Company (together with the Acquisition Balance Sheet, the "Closing Financial Statements"). The Historical Financial Statements and the Closing Financial Statements (x) were prepared from the books and records of the Company and (y) present fairly in all material respects the financial position of the Company as of the respective dates specified therein, and the income, cash flows and stockholders' equity for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis (subject, in the case of the Closing Financial Statements, to normal year-end adjustments and the absence of footnotes).

       2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent
(i)(A) reflected in the Acquisition Balance Sheet or (B) incurred since December 31, 1996 in the ordinary course of business, and (ii) set forth on Schedule 2.7 hereto, the Company has no liabilities or obligations of any kind or nature for which appropriate accruals or reserves have not been maintained as reflected in the Closing Financial Statements (whether secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due, including but not limited to any obligation to repay any amount previously received for services rendered or any accrued and unused vacation or sick pay of the Company's employees (whether or not earned)) for any period ending on or before the date thereof, which liabilities or obligations would be required to be reflected on a balance sheet of the Company prepared in accordance with generally accepted accounting principles applied on a consistent basis. After the Closing, neither Buyer nor the Company will have any liability, damage, cost, expense or reduction in revenues relating to or arising out of any of the matters disclosed on Schedule 2.7 hereto.

       2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except
(i) as otherwise set forth in Schedule 2.8 hereto or (ii) as otherwise expressly referred to in or contemplated by this Agreement, the Company has not:

              (a) changed or amended its Articles of Incorporation or Bylaws;

              (b) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business, none of which individually or in the aggregate is materially adverse to the Company;

              (c) discharged or satisfied any lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business;

              (d) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its assets or properties;

              (e) transferred, leased or otherwise disposed of any of its assets or properties, except for fair consideration in the ordinary course of business or acquired any assets or properties, except in the ordinary course of business;

              (f) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or granted to any person or entity any right to acquire any capital stock from the Company, or agreed to take any such action; (g) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, corporation or other entity, or purchased any property or assets;

              (h) canceled or compromised any debt or claim in an aggregate amount exceeding $10,000;

              (i) waived, released, transferred or granted any rights or permitted any License to lapse;

              (j) except in the ordinary course of its business, made or granted any wage or salary increase applicable to any employee, any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company;

              (k) hired or engaged any family member or affiliate of the Sellers as an employee or independent contractor; or

              (l) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) in an aggregate amount exceeding $5,000, or canceled, had canceled or terminated any policy of insurance.

       2.9 GOVERNMENTAL APPROVALS. Except as provided on Schedule 2.9 attached hereto, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Sellers or the Company or the properties or operations of the Company (individually, an "Agency" and collectively, the

"Agencies") is required for the execution, delivery and performance of this Agreement or any of the other agreements contemplated herein, is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or any of such agreements, or is necessary in order that the business of the Company can be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted.

       2.10 TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES. The Company has good and valid title to all tangible assets and properties owned by it, in each case free and clear of all Liens, other than (i) liens for taxes not yet due and payable, or (ii) mechanic's, materialman's, landlord's liens and similar statutory liens arising in the ordinary course of business and which, in the aggregate, would not have an adverse effect on the business, properties or condition (financial or otherwise) of the Company or (iii) indebtedness not in default for the purchase price of or lease rental payments on personal property purchased or leased under lease arrangements incurred in the ordinary course of business and described on Schedule 2.11 attached hereto. The Company does not own any real property. Other than the Seller Real Property, the Company owns all of the property and/or assets currently used and/or necessary to be used to provide Company Services (as defined in Section 2.11(d) hereof).

       2.11 LIST OF PROPERTIES, CONTRACTS AND OTHER DATA. Annexed hereto as
Schedule 2.11 is a list setting forth the following:

              (a) a description of each lease of real or personal property to which the Company is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

              (b) all employment agreements, consulting agreements, independent contractor agreements, and employee incentive plans or programs to which the Company is a party;

              (c) all contracts, including without limitation guarantees, mortgages, indentures and loan agreements, to which the Company is a party, or to which the Company or any of its or their respective assets or properties is subject and which are not specifically required to be disclosed by clauses (a) or (b) above, PROVIDED, HOWEVER, that there need not be listed in said Schedule 2.11 pursuant to this clause (c) any supply contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts which exceeds $5,000 in amount, (ii) contains warranties by the Company in excess of those customary in its business or (iii) cannot be performed by the Company in the normal course within three (3) months after the Closing Date without breach or penalty;

              (d) all agreements with third-party payors, including but not limited to Medicaid provider agreements, and all agreements for the provision of services under any programs for persons with mental retardation, developmental disabilities or dual diagnosis, or any programs for troubled or at risk youth (collectively, the "Company Services").

True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said Schedule 2.11 have been provided or made available to Buyer. All material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of the Company and, to the knowledge of the Company and the Sellers, of the other parties thereto. All of the rights of the Company in such contracts and agreements referred to in such Schedule are valid and enforceable in accordance with the respective terms thereof for the periods stated therein. There is no existing default, event of default or event by the Company which with notice or lapse of time or both would constitute such a default, under any of such contracts or agreements. The three (3) parcels of Seller Real Property currently leased by Company from R&R Enterprises are currently leased on a triple-net basis.

       2.12 THIRD-PARTY PAYOR AND CUSTOMER CONTRACTS; OCCUPANCY STANDARD. Except as set forth on Schedule 2.12 hereto, the Company has not lost since December 31, 1996, and the Company will not lose or, to the knowledge of Sellers, suffer diminution in, its contractual relationship or goodwill with any of its third-party payors or any Agency as a result of the transactions contemplated by this Agreement. The Occupancy Standard (as defined below) is satisfied as of the date hereof. The Occupancy Standard shall mean the requirement that there shall be not less than 800 clients receiving services under the programs operated by the Company for persons with mental retardation and/or developmental disabilities and not less than 200 clients receiving services under the programs operated by the Company for dually diagnosed at-risk youth and all such clients are fully qualified for funding by the Agencies and the Company will continue to receive all of the funding available for such clients after the Closing Date. A client shall not be considered to be qualifying as a client for which the Company is providing services under such programs if any of the Sellers or the Company has knowledge and/or Buyer shall have received notice that such client intends to terminate any agreement or contract for such services or any of the Agencies intend that any such agreement or contract be terminated.

       2.13 LICENSURE/CERTIFICATION. The Company has all licenses, contracts, provider agreements, certifications, qualifications, permits, certificates of need and other authorities from all Agencies necessary to provide and receive reimbursement for the Company Services (individually, a "License" and collectively, the "Licenses"), and, to the knowledge of the Sellers, each client or individual served by the Company is currently fully qualified for funding and the Company is receiving all of the funding available for such client. Each such License is in full force and effect and no default, or event which with notice or the passage of time could constitute a default, by the Company has occurred and is continuing thereunder. The business of the Company is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all Agencies relating to the Company's properties or applicable to its business. Except as set forth on Schedule 2.13 hereto, there are no waivers, "grandfather" provisions, or variances under any Licenses. The Sellers have delivered or made available to Buyer true and correct copies of the most recent surveys or related reports of the Agencies applicable to the Company and its operations. True and complete copies of any and all plans of correction submitted in response to said surveys and related reports have also been provided or made available to Buyer. All of such surveys, related reports and plans of correction are listed on
Schedule 2.13 attached hereto. After the Closing, neither the Company nor Buyer will have any liability, damage, cost, expense or reduction in revenues relating to or arising out of any of the matters described on Schedule 2.13, any failure to comply with any rules or regulations of any Agency or any other claim, deficiency, cost or expense attributable to any audit by, adjustment of reimbursement rates by or proceeding before any Agency relating to any period prior to the Closing.

       2.14 LITIGATION, ETC. Schedule 2.14 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of each of the Company and the Sellers, threatened, by or against the Company or any of its properties, assets, rights or businesses. There is no basis for any other such claim, action, suit, proceeding or investigation. Except as set forth on Schedule 2.14, there are no actions, suits, proceedings or claims pending before or by any court, arbitrator, or Agency against or affecting the Sellers or the Company that would enjoin or prevent the consummation of the transactions contemplated by this Agreement. After the Closing, the Company will not have any liability, damage, cost or expense relating to or arising out of any of the matters described on
Schedule 2.14.

       2.15 TAXES; TAX MATTERS. For all taxable periods commencing May 1, 1995, through and including the date immediately prior to the Closing, Company had properly elected and has been treated as an S corporation within the meaning of
Section 1361(a) of the Code. Such election was validly made and is effective for all periods commencing May 1, 1995 and ending the Closing Date. During such period, such election has been valid and effective for purposes of all states in which the Company is taxable for income tax purposes. The Company has duly filed or caused to be filed (or obtained valid, currently effective extensions for filing) all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other tax returns, reports, estimates and information and other statements or returns (collectively "Tax Returns") required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct in all respects as filed and reflect in all respects the federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other taxes, duties, fees, imposts and governmental charges (and charges in lieu of any thereof), together with interest, any additions to tax and penalties (collectively "Taxes") required to be paid or collected by (or allocable to) the Company. The Company (i) has paid or caused to be paid all Taxes as shown on Tax Returns filed by it or on any assessment received by it (except for those Taxes, if any, that are being contested in good faith and for which the Company has established adequate reserves as required by generally accepted accounting principles) and (ii) has properly and fully recorded as accrued or deferred liabilities on the Historical Financial Statements and the Closing Financial Statements all Taxes for any period from the date of the last reporting period covered by such Tax Returns. The Company has not received any written notice of any audit, or any dispute or claim being threatened by any relevant taxing authority concerning any Tax Return or liability for Taxes. The Company has withheld or collected from each payment to its employees (or has otherwise paid or made provision for) the amount of all Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment compensation taxes) required to be withheld or collected therefrom, and the Company has paid (or caused to be paid) the same in respect of its employees when due. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal thereof.

       2.16 LABOR AND EMPLOYMENT MATTERS. No collective bargaining agreement is applicable to any employees of the Company. There are not any disputes between the Company and any such employees that would reasonably be expected to materially adversely affect the conduct of the Company's business or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Sellers, threatened, relating to the business of the Company. There are not any organizational efforts presently being made or threatened involving any of such employees. The Company has fully complied with all applicable laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimination or harassment and employment safety, and except as set forth on Schedule 2.16 hereof, the Company has no liability for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no proceedings pending or, to the knowledge of the Sellers, threatened before the National Labor Relations Board with respect to any employees of any of the Company. There are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, handicap, sexual orientation, veteran or other protected status) pending or, to the knowledge of the Sellers, threatened before any federal or state agency or authority against the Company. The Company has handled and disposed of all medical wastes or biohazardous materials in compliance with all applicable federal, state or local statutes, rules or regulations and in such a manner that does not give rise to any claim of liability by any employee, client or independent contractor of the Company, or any other party.

       2.17 INSURANCE. All policies of fire, liability, workers' compensation, malpractice and professional liability and other forms of insurance providing insurance coverage to or for the Company are listed in Schedule 2.17 hereto and
(i) the Company is named insured under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been paid, (iii) there has been no lapse in insurance coverage at any time since the Company commenced operations and (iv) no written notice of cancellation or termination has been received with respect to any such policy. Since the commencement of the operations of the Company, all of its insurance policies have been issued on an "occurrence" basis. All such policies are in full force and effect and will remain in full force and effect to and including the Closing Date, and, will continue to be in effect immediately after the Closing Date, without limit as to time, for occurrences prior to the Closing Date. After the Closing Date, the Company will have no liability or obligation for any retrospective or audit premiums for any period prior to the Closing Date. All prepaid insurance premiums will be fully refundable on a pro rata basis and have been accurately recorded as such on the Historical Balance Sheet and Closing Financial Statements. Except as set forth on Schedule 2.17, since December 31, 1996, no claims have been made on any of such policies.

       2.18 USE OF REAL PROPERTY. The leased real properties required to be listed in Schedule 2.11 hereto are used and operated by the Company in compliance and conformity with all applica-ble leases. The ownership, use and operation by the Company of its leased real property or other assets do not violate any restrictive covenant or any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to such ownership, use or operation, which violation, if required to be abated or corrected, would have an adverse effect (financially or otherwise) on the operations of the Company.

       2.19 CONDITION OF ASSETS. Except for incidental repairs required in the ordinary course of business, all buildings, land improvements, tangible personal property, fixtures and equipment comprising the assets of the Company are in a good state of repair (ordinary wear and tear excepted) and operating condition and are sufficient and adequate to conduct its business as presently conducted on the date hereof (which at a minimum shall be in accordance with the applicable rules and requirements of the Agencies).

       2.20 ACCOUNTS RECEIVABLE. The accounts receivable reflected in the Historical Financial Statements and the Closing Financial Statements, and all accounts receivable arising after December 31, 1996, arose from bona fide transactions in the ordinary course of business on ordinary trade terms, and represent valid and binding obligations due to the Company. Except as set forth on Schedule 2.20, no such account receivable nor any note receivable of the Company has been assigned or pledged to any other person, firm or corporation.

       2.21 BOOKS AND RECORDS. The corporate minute book and stock record book of the Company (i) contain a true and complete record, in all material respects, of all actions taken at all meetings of the stockholders and Board of Directors of the Company, and (ii) properly and accurately record the issuance and transfer of all shares of capital stock of the Company.

       2.22 EMPLOYEE BENEFIT PLANS.

              (a) Schedule 2.22 attached hereto lists each employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by the Company or to which the Company contributes or is required to contribute or in which any employee of the Company participates (a "Plan"). Each of the Plans has been operated and administered in all respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no pending or, to the knowledge of Sellers, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under such Plan or otherwise involving any such Plan or any of its fiduciaries (other than for routine claims for benefits).

              (b) Except as set forth in Schedule 2.22 hereto, (i) each Plan subject to section 401(a) of the Code qualifies thereunder and is exempt from taxation pursuant to section 501(a) of the Code, (ii) each trust subject to section 501(c) of the Code qualifies for exemption from federal income tax thereunder, and (iii) each Plan subject to sections 125 and 129 of the Code qualifies thereunder.

              (c) The Company has not maintained, contributed to or been required to contribute to, nor do any of its employees participate in, a "multi-employer plan" (as defined in section 3(37) of ERISA) or a "defined benefit plan" (as defined in section 3(35) of ERISA).

              (d) Notwithstanding anything else set forth herein, neither the Sellers nor the Company has incurred any liability as of the Closing Date with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which is due and payable and which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans (other than the payment of routine claims for benefits, insurance premiums or contributions required under the terms of the Plans).

              (e) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of section 3(2)(A) of ERISA), provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits fully accrued as liabilities on the books of the Company or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

              (f) Except as a consequence of any termination authorized by
       Section 1.4(d) hereof, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment from the Company, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

              (g) Except as set forth in Schedule 2.22 hereto, the Sellers have provided or made available to Buyer, its counsel or accountants true and complete copies of the following for each Plan as applicable: (i) the Plan; (ii) the summary plan description of the Plan; (iii) the trust agreement, insurance policy or other instrument relating to the funding of the Plan; (iv) the most recent Annual Report (Form 5500 series) and accompanying schedule filed with the Internal Revenue Service or United States Department of Labor with respect to the Plan; (v) the most recent audited financial statement for the Plan; (vi) the most recent actuarial report of the Plan; and (vii) the policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plan.

              (h) The Company has not amended or terminated any Plan after providing Buyer with copies of the Plans referenced in Schedule 2.22 hereto.

       2.23 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 2.23 hereto, (a) there are no contracts for the provision of goods or services (including but not limited to management services) to or from (i) the Company and (ii) the Sellers or any affiliate of the Sellers (collectively, the "Seller Group"), (b) there are no facilities occupied in whole or in part by the Company, and no other property, assets, franchises, licenses or rights used by any of the Company, that are owned, leased by or to, or occupied by any member of the Seller Group, and (c) there are no liabilities (whether for borrowings or otherwise) of the Company to any member of the Seller Group.

       2.24 ENVIRONMENTAL MATTERS.

              (a) For the purposes of this Section 2.24, the following terms shall have the following meanings:


                  "Environmental Law" means any applicable federal, state, or local statute, law, ordinance, rule or regulation of the United States and any other jurisdiction within the United States now effective and any order, to which the Company is a party or is otherwise directly bound of the United States or other jurisdiction within the United States now effective relating to: (i) pollution or protection of the environment, including natural resources; or (ii) exposure of persons, including employees, to Hazardous Sub stances;

                  "Hazardous Substances" means any substance, whether liquid, solid or gas (i) listed, identified or designated as hazardous or toxic under any Environmental Law, (ii) which, applying criteria specified in any Environmental Law, is hazardous or toxic, (iii) the use or disposal of which is regulated under Environmental Law, or (iv) which is considered a biohazard under any applicable law or regulation.

                (b) No Hazardous Substances have been, or, to the knowledge of Sellers, have been threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the property of the Company except in compliance with Environmental Law and except for incidental releases of Hazardous Substances in amounts or concentrations which would not reasonably be expected to give rise to any claims or liabilities against the Company under Environmental Law.

                (c) There is no violation of any Environmental Law with respect to the business and properties of the Company and neither any Seller nor the Company has received any written notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

                (d) There is no underground storage tank on the premises of any real property currently or previously owned and/or occupied by the Company and neither the Company nor any of the Seller Group has removed or caused to be removed any such underground storage tank in any manner other than in complete compliance with applicable Environmental Law.

        2.25 AGENCY FILINGS. All cost reports and financial statements or reports required to be filed by the Company under federal or state law or any other applicable governmental or private provider regulations or contractual requirements (the "Agency Filings") have been prepared and filed in accordance with applicable laws, rules, regulations and requirements (and copies of such Agency Filings have been provided to Buyer) and the Company has paid or made provision to pay, or has adequate reserves for such reflected on the balance sheet included in the Historical Financial Statements and the Closing Financial Statements, all actual or potential adjustments by Medicaid or other programs attributable to the Agency Filings which were due or which were attributable to any period prior to the Closing. Certain provider agreements between the Company and the respective Agency or other third-party payor which is a party thereto require, either pursuant to the terms of such agreements or pursuant to applicable rules or regulations, the submission by the Company of periodic audited financial statements. The Company has not complied with such requirements. The Company presently has no liability and after the Closing will not have any liability or loss attributable to the failure to comply with any such requirements, including but not limited to (a) any obligation to refund any revenues previously paid to the Company, (b) any reduction in revenues or reimbursement rates (either before or after the Closing), or (c) any penalty, interest or other cost.

        2.26 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any officer or director of the Company nor, to the knowledge of any of the Sellers or the Company, any other person or entity acting on behalf of the Company, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from or on behalf of any client, governmental employee or other person or entity with whom the Company has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any client, governmental employee or other person or entity who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

        2.27 FRAUD AND ABUSE. Except as disclosed in Schedule 2.14 hereto, neither the Company nor any of its officers, directors or any of the persons who provide professional services under agreements with the Company, has engaged in any activities which are prohibited under federal Medicaid statutes or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct applicable to the Company Services.

        2.28 BROKERS' OR FINDERS' FEES. Except for the obligations of Buyer to NationsBanc Capital Markets, Inc. ("NCMI") pursuant to its letter agreement with such entity, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with Buyer, without the intervention of any person on behalf of either the Company or the Sellers in such manner as to give rise to any valid claim by any person against the Company or Buyer for a finder's fee, brokerage commission or similar payment. The parties agree that any fee or other payment due to NCMI or its affiliates in connection with this

Agreement or the transaction contemplated hereby shall be the sole responsibility of Buyer. Neither any of Sellers nor the Company has any agreement with or obligation to NCMI relating to the transactions contemplated herein.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

        Buyer represents and warrants to the Sellers as follows:

        3.1 ORGANIZATION, POWER, ETC. Buyer is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. Buyer has full corporate power and authority, and the legal right, to execute and deliver this Agreement to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.

        3.2 AUTHORIZATION OF AGREEMENTS, ETC. The execution and delivery by Buyer of this Agreement and other agreements to be delivered by it hereunder, and the performance by Buyer of its respective obligations hereunder and thereunder, have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Buyer, any judgment, award or decree or (except for any necessary consent of PNC Bank, Kentucky, Inc. under Buyer's credit facility, which consent shall be obtained prior to Closing) any indenture, agreement or other instrument to which Buyer is a party, or by which it or any of its properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien upon any of the properties or assets of Buyer.

        3.3 VALIDITY. This Agreement has been duly executed and delivered by Buyer and, subject to due execution by each of the Sellers, constitutes, and the other agreements which are contemplated to be executed by Buyer hereunder, when executed and delivered by Buyer as contemplated hereby, subject to due execution by the other parties thereto, will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.4 LITIGATION RELATING TO TRANSACTION. There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting Buyer which might enjoin or prevent the consummation of the transactions contemplated by this Agreement or any other agreements to be executed hereunder to which Buyer will be a party.

        3.5 INVESTMENT. Buyer is acquiring the Shares for its own account, for investment and not with a view toward the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interests therein, in such manner as to cause the Sellers to be in violation of the registration requirements of the Securities Act or applicable state securities or "blue sky" laws.

         3.6 BROKERS' OR FINDERS' FEES. Except for the obligations of Buyer to NCMI pursuant to its letter agreement with such entity, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with the Sellers, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against the Sellers for a finder's fee, brokerage commission or similar payment. The parties agree that any fee or other payment due to NCMI or its affiliates in connection with this Agreement or the transactions contemplated hereby shall be the sole responsibility of Buyer.

                                   ARTICLE IV

                                    COVENANTS
                                    ---------

        4.1 CERTAIN COVENANTS OF THE SELLERS.

                (a) During the period from the date of this Agreement through the Closing Date, the Sellers will cause the Company to conduct its business and operations according to its ordinary course of business and to use its best efforts (i) to preserve its relationships with its employees and clients and with the Agencies, (ii) to maintain its Licenses and its contracts with third party payors and clients in full force and effect in accordance with their terms and (iii) to continue to provide its services to such third party payors and clients. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, prior to the Closing Date, without the prior written consent of Buyer, the Sellers shall not permit the Company to do any of the things listed in paragraphs (a) through (k) of Section
        2.8 above.

                (b) Between the date hereof and the Closing Date, the Sellers shall, and shall cause the Company to, provide, upon reasonable advance notice during normal business hours, access by representatives of Buyer to the financial, accounting and legal records of the Company, and to key employees of the Company designated by Buyer, and, in connection therewith, shall permit representatives of Buyer, upon reasonable advance notice during normal business hours, to visit the premises of the Company. Such activities shall be performed, so far as is reasonably possible, in such a manner as to avoid disruption of normal operations.

                (c) Between the date hereof and the Closing Date, and in connection with the preparation of the Statement, the Sellers shall not permit the Company, except as re quired by generally accepted accounting principles and subject to appropriate year-end adjustments, (i) to utilize accounting principles different from those used in the preparation of the Historical Financial Statements and the Closing Financial Statements, (ii) change in any manner its method of maintaining its books of account and records from such methods as reflected in the Historical Financial Statements and the Closing Financial Statements, or (iii) accelerate booking of revenues or the deferral of expenses.

                (d) Between the date hereof and the Closing Date, neither the Sellers nor any member of the Seller Group shall enter into any transaction, make any agreement or commitment, or take any action, which would result in any of the representations, warranties or covenants of the Sellers contained in this Agreement not being true and correct in any respect at and as of the time immediately after the occurrence of such transaction, event or action.

                (e) Between the date hereof and the Closing Date, the Sellers shall, and shall cause the Company to, cooperate in good faith with Buyer, including the filing and submission of all necessary and appropriate applications and documents, in order to obtain all applicable governmental, regulatory and third party authorizations, consents, waivers and approvals required or necessary in order to consummate the transactions contemplated by this Agreement.

                (f) The parties contemplate that because the Company will be included as a part of the consolidated federal income tax return filed by Buyer for the period after the Closing, that separate federal and state income tax or informational returns ("Closing Tax Returns") will be required to be prepared and filed for the Company for the period January 1, 1997 through the Closing Date. The Sellers will be responsible for the preparation of the Closing Tax Returns, which shall be filed on a timely basis in accordance with all applicable requirements of the respective tax authorities. Buyer shall cooperate in providing access to the Company's books and records to enable the Sellers to satisfy their covenants in this paragraph (f).

                (g) Sellers hereby waive their respective rights of first refusal in Section 5.02 of the Company's Bylaws. Sellers shall cause the Company to waive its right of first refusal in Section 5.02 of the Company Bylaws.

        4.2     CERTAIN COVENANTS OF BUYER.

                (a) Between the date hereof and the Closing Date, Buyer shall use its reasonable business efforts, in cooperation with the Sellers and the Company, in order to obtain all governmental, regulatory and third party authorizations, consents, waivers and approvals necessary or desirable in order to consummate the transactions contemplated by this Agreement.

                (b) Buyer shall use its reasonable efforts to coordinate with the Company all inquiries to and contacts with the Agencies regarding the transactions contemplated herein.

                (c) For a period of seven (7) years after the Closing, the Buyer shall cause the Company to retain its payroll and other records which are reasonably necessary to support and/or defend a Medicaid audit and shall provide the Sellers, at their cost, copies of such records solely for such purpose upon the Sellers' reasonable request.

        4.3 BOOKS AND RECORDS. At or before the Closing, the Sellers shall deliver to Buyer or shall cause to be delivered to the principal office or other office of the Company, as appropriate, all books, records, files, documents, papers, agreements, books of account and other records pertaining to the business of the Company and used in the operation of the business of the Company.

        4.4 CONFIDENTIALITY. Prior to the consummation of the transactions contemplated herein, all information furnished to or obtained by Buyer, its attorneys, accountants, or other representatives as a result of its investigation or otherwise in connection with the transactions contemplated herein shall be treated as confidential information and, except as required by applicable law, shall not be disclosed to any person or entity without the prior written consent of the Sellers. In the event that the transactions contemplated herein are not consummated or this Agreement is terminated, upon written request by Sellers, Buyer agrees to (i) return (at Buyer's sole cost and expense) to Sellers and the Company all written information furnished by Sellers and (ii) not thereafter use for any purpose whatsoever such confidential information or permit such confidential information to be made available to others except as required by applicable law.

                                    ARTICLE V

                              CONDITIONS PRECEDENT
                              --------------------

        5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement is subject, at the option of Buyer, to the satisfaction at or prior to the Closing Date of each of the conditions set forth in this Section 5.1, any one or more of which may be waived by Buyer.

                (a) CONDITION OF ASSETS; CASUALTY. Any structural inspection or financial analysis conducted by Buyer, in Buyer's sole discretion and at its expense, of the real property and improvements and fixtures thereon at which the Company conducts its business operations and of the Company's business operations, shall be reasonably acceptable to Buyer, shall not disclose any materially adverse environmental or unsound structural conditions, and shall be acceptable to Buyer in its discretion, exercisable in good faith. It is expressly understood and agreed that in the event of any loss, damage or destruction to any of the property or assets of the Company from fire, casualty or other causes prior to the Closing Date, the Sellers shall notify Buyer of same immediately in writing. Such notice shall specify with particularly the loss, damage or destruction incurred, the cause thereof, if known or readily ascertainable, the insurance coverage, the cost to completely repair, replace or restore the property or assets, the estimated loss of gross revenues resulting therefrom and the estimated duration of such loss of gross revenues. In the event the estimated loss of gross revenues and/or the cost to completely repair, replace and restore the property or assets is in excess of $5,000, Buyer (i) may consummate the Closing and accept the property or assets in its or their then condition, in which event Buyer may apply all available insurance proceeds to repair, replace or restore the property or assets involved, or (ii) rescind this Agreement and declare it of no further force or effect in which event there shall be no Closing and this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void. In the event the estimated loss of gross revenues and/or the cost to completely repair, replace and restore the property or assets is $5,000 or less, Buyer shall consummate the transactions contemplated under this Agreement and accept the property and assets in its or their then condition in which event Buyer may apply all available insurance proceeds to repair, replace or restore the property or assets involved.

                (b) FINANCIAL ANALYSIS. Buyer shall have conducted a review of the business operations, books and records of the Company, which review shall disclose that there shall have been no material adverse change in the financial condition, assets, revenues, number of clients served, net income or business prospects of the Company from December 31, 1996 or as disclosed in the Historical Financial Statements, through the Closing, and the business of the Company shall have been conducted during the period December 31, 1996 through the Closing in the ordinary course of business consistent with past practices.

                (c) OPINION OF COUNSEL FOR SELLING SHAREHOLDERS. Buyer shall have received the opinion of Fennebresque, Clark, Swindell & Hay, counsel for the Sellers, addressed to Buyer and dated the Closing Date, reasonably satisfactory in form and substance to Buyer and its counsel, to the effect set forth in Exhibit G hereto.

                (d) CONSENTS AND APPROVALS. All authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of this Agreement, including but not limited to the approval of all Agencies and the lessors under any real estate lease to which the Company is a party, shall have been duly obtained and shall be in form and substance reasonably satisfactory to counsel for Buyer.

                (e) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, adversely affect the operation by the Company of its business.

                (f) ADDITIONAL AGREEMENTS. Each of the agreements which are required to be executed and delivered by Sellers as provided in this Agreement shall have been duly executed and delivered by all parties thereto other than Buyer.

                (g) SUPPORTING DOCUMENTS. On or prior to the Closing Date, Buyer and its counsel shall have received copies of the following supporting documents, all of which shall be reasonably satisfactory in form and substance to Buyer and its counsel:

                        (i) (A) the Articles of Incorporation of the Company
                certified as of a recent date by the Rhode Island Secretary of State; (B) a certificate of the Rhode

                Island Secretary of State as to the due incorporation and good standing of the Company and (C) a certificate of the North Carolina Secretary of State as to the qualification of the Company as a foreign corporation in good standing in such state;

                        (ii) a certificate of the Secretary or an Assistant
                Secretary of the Company, dated the Closing Date and certifying
                (A) that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of such certification; (B) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and

                        (iii) such other documents and instruments as may be
                reasonably required by Buyer to effectuate the transactions contemplated herein.

                (h) ADDITIONAL FINANCIAL STATEMENTS. The financial statements of the Company for the period prior to or as of the Closing shall not have reflected any materially adverse change in the financial condition or results of operations of the Company, as compared to the Historical Financial Statements and the Closing Financial Statements.

                (i) OTHER EMPLOYMENT AGREEMENTS. Each of Lynne Place, Judy Hardy and Steven Greer shall have executed and delivered an employment agreement with the Company providing for the continuation of their employment with the Company for a period of three (3) years after the Closing. The form and substance of each of such employment agreements is attached as Exhibits H-1 through H-3 (the "Other Employment Agreements").

                (j) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by the Sellers in this Agreement or in any other written statement delivered by her hereunder, or delivered pursuant hereto shall be true and correct in all material respects at the Closing as though made at that time or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date. The Sellers shall have performed, satisfied and complied with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them at or before the Closing.

        5.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS. The obligations of the Sellers under this Agreement are subject, at the option of the Sellers, to the satisfaction at or prior to the Closing Date of each of the conditions set forth in this Section 5.2, any one or more of which may be waived by the Sellers.

                (a) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, materially adversely affect the operation by the Buyer of its business.

                (b) ADDITIONAL AGREEMENTS. Each of the agreements which are required to be executed by Buyer as contemplated herein shall have been duly executed and delivered by Buyer.

                (c) OPINION OF COUNSEL FOR BUYER. The Sellers shall have received the opinion of Reed Weitkamp Schell Cox & Vice, counsel for Buyer, addressed to the Sellers and dated the Closing Date, reasonably satisfactory in form and substance to the Sellers and their counsel to the effect set forth in Exhibit I hereto.

                (d) SUPPORTING DOCUMENTS. On or prior to the Closing Date, the Sellers and their counsel shall have received a Certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of (A) the Articles of Incorporation of Buyer, (B) the Bylaws of Buyer, and (C) the resolutions adopted by the Board of Directors of Buyer, authorizing the execution, delivery and performance of this Agreement and any other agreements to which Buyer is a party, and that all such resolutions are still in force and effect and are all resolutions adopted in connection with the transactions contemplated by this Agreement and (ii) as to the incumbency and specimen signature of each officer of Buyer executing this Agreement and any other agreement contemplated to be executed hereunder to which it is a party, and any certificate or instrument furnished pursuant hereto and thereto.

                (e) OTHER DOCUMENTS. On or prior to the Closing Date the Sellers and their counsel shall have received such documents and instruments as may be reasonably requested by the Sellers and her counsel to effectuate the transactions contemplated herein.

                (f) OTHER EMPLOYMENT AGREEMENTS. Each of Lynne Place, Judy Hardy and Steven Greer shall have executed and delivered their respective Other Employment Agreements.

                (g) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by Buyer in this Agreement or in any other written statement delivered by them hereunder, or delivered pursuant hereto shall be true and correct in all material respects at the Closing as though made at that time. Buyer shall have performed, satisfied and complied with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or before the Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION
                                 ---------------

        6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made by any party hereto in this Agreement or pursuant hereto shall survive the Closing Date hereunder and shall terminate on the day which shall be three (3) years after the Closing Date, except for the representations and warranties of the Sellers as set forth in Sections 2.12, 2.13, 2.15, 2.22, 2.24, 2.25, 2.26 and 2.27, which shall survive until the expiration of the applicable statutes of limitations.

        6.2 INDEMNITY.

                (a) Subject to the other terms and conditions of this Article VI, the Sellers jointly and severally agree to and will indemnify, defend and hold each of the Company and Buyer harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Buyer Damages"), asserted against, resulting to, imposed upon or incurred by the Company or Buyer, by reason of, resulting from or arising out of (i) a breach of any representation, warranty, covenant or agreement of the Sellers contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, or (ii) for any financial overpayment by any third party payor, including, but not limited to, disallowed costs and/or excessive rates of reimbursement under the Medicaid or other programs resulting from or arising out of services provided by the Company on or before the Closing Date.

                (b) Subject to the terms and conditions of this Article VI, Buyer agrees to and will indemnify, defend and hold each of the Sellers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Seller Damages"), asserted against, resulting to, imposed upon or incurred by any of Sellers by reason of or resulting from or arising out of a breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach.

        6.3 CONDITIONS OF INDEMNIFICATION. For purposes of Article VI, the party requesting indemnification under this Article VI is sometimes referred to as the "party to be indemnified" and the party from whom indemnification is sought under this Article VI is sometimes referred to as the "indemnifying party." The respective obligations and liabilities of the Sellers, on the one hand, and Buyer, on the other hand, to the other under Section 6.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                (a) within ten (10) days after receipt of notice of commencement of any action or the assertion of any claim by a third party for which indemnification is available under this Article VI, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and, except as provided in paragraph (d) of this Section 6.3, the indemnifying party will have full control of such defense and proceedings, including any settlement thereof;

                (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

                (c) the fees and expenses of any separate counsel retained by the party to be indemnified shall be at the sole expense of the party to be indemnified, unless the indemnifying party and the party to be indemnified shall have mutually agreed to the retention of such separate counsel by the party to be indemnified. If requested by the indemnifying party, the party to be indemnified agrees to cooperate with the indemnifying party and its counsel in contesting any claim or demand which the indemnifying party defends;

                (d) anything in this Section 6.3 to the contrary notwithstanding, if there is a reasonable probability that a claim for which indemnification is sought under this Article VI may materially and adversely affect the party to be indemnified, other than as a result of money damages or other money payments, such claim shall not be settled or compromised without the prior written consent of both the indemnifying party and the party to be indemnified, in each case such consent not to be unreasonably withheld; and

                (e) in connection with any such indemnification, the party to be indemnified will cooperate in all reasonable requests of the indemnifying party.

        6.4 RIGHT OF SETOFF. In addition to any other remedies hereunder, Buyer shall be entitled to set off against the outstanding principal and/or interest payable under the First Note an amount equal to any indemnification liability of Sellers (subject to the limitations below). Buyer shall give the Sellers thirty
(30) days' prior written notice before making any set off permitted under the preceding sentence. Such notice shall describe in reasonable detail the alleged breach and the amount of the proposed set off. Sellers shall have the right during such 30-day period to cure the breach contained in Buyer's notice to Sellers. If such breach is not cured within such 30-day period, Buyer may make the set off contemplated in this Section 6.4.

        6.5 LIMITATION OF INDEMNIFICATION OBLIGATIONS OF SELLERS.

                (a) Notwithstanding anything to the contrary herein (other than paragraph (b) of this Section 6.5), Sellers shall not be liable for and shall not indemnify Buyer or Company from any breach of any covenant, representation or warranty of Sellers in this Agreement (individually, a "Seller Breach" and collectively, the "Seller Breaches") unless and until the aggregate Buyer Damages attributable to Seller Breaches exceed $200,000 (the "Indemnification Threshold"). Sellers shall then be liable for and shall indemnify Buyer and Company to the extent the Buyer Damages attributable to Seller Breaches exceed $100,000 (the "Basket Amount") (which shall mean that once the Indemnification Threshold is reached, Sellers shall be liable and indemnify Buyer and the Company for Buyer Damages between the Basket Amount and the Indemnification Threshold). Notwithstanding the foregoing, the aggregate Buyer Damages indemnified by Sellers under this Agreement shall not exceed, in the aggregate, $4,000,000 (the "Indemnification Cap"), which amount shall not be reduced by the Basket Amount. Any Buyer Damages attributable to any matter described on Schedule 2.7 hereto shall not be taken into account for purposes of this paragraph (a) in determining whether any of the Basket Amount, Indemnification Threshold or Indemnification Cap are satisfied.

                (b) Any limitation on the indemnification obligations of Sellers provided in this Agreement, including but not limited to paragraph (a) of this Section 6.5, shall not be applicable to any Buyer Damages attributable to any matter described on Schedule 2.7 hereto. Sellers' liability for any such matter shall be unlimited and shall not be subject to the satisfaction of any threshold.

                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT
                           ---------------------------

        7.1 TERMINATION. This Agreement may be terminated at any time prior to the closing on the Closing Date:

                (a) by the mutual consent of the Sellers, on the one hand, and Buyer, on the other hand; or

                (b) by Buyer, on the one hand, or the Sellers, on the other hand, if the Closing shall not have occurred on or before August 31, 1997 or such later date as may be agreed upon by the parties hereto; PROVIDED, HOWEVER, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a "Defaulting Party") whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date.

        If the Closing shall not have occurred, or this Agreement shall not have been terminated in accordance with this Section 7.1, by September 30, 1997, this Agreement shall automatically terminate on said date; PROVIDED, HOWEVER, that such termination shall not affect the liability hereunder of any Defaulting Party.

        7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 7.1 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

                (a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby (including, without limitation, copies thereof in the possession of the parties' respective counsel and accountants) whether obtained before or after the execution hereof, to the party furnishing the same; and

                (b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in Section 7.1 above and except for the representations and covenants set forth in Sections 2.28, 3.6, 4.4, 8.1 and 8.2 hereof, which shall survive such termination.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

        8.1 EXPENSES, ETC.

                (a) In connection with the transactions described herein, Sellers shall pay (i) any fees or costs due to Sellers' or the Company's lenders, if any, in order to secure any necessary consents or releases and (ii) their own attorneys' or other professionals' fees, including in connection with the preparation, execution and delivery of this Agreement. None of such fees or expenses shall be paid or borne by the Company.

                (b) In connection with the transactions described herein, Buyer shall pay: (i) any licensure or other fees due from the Company or Buyer under applicable law to the Agencies in connection with the consummation of the transactions contemplated herein, (ii) the costs of any due diligence Buyer desires to conduct, and (iii) its own attorneys' or other professionals' fees, including in connection with the preparation, execution and delivery of this Agreement.

        8.2 PUBLICITY. The Sellers acknowledges that the transactions contemplated herein may be material, non-public information and, accordingly, no public announcement or disclosure of this Agreement or the transactions contemplated hereby shall be made without the prior written consent of Buyer. Each party shall furnish to the other a draft of any press release or announcement related to this transaction prior to its release. Nothing contained herein shall prevent any party from at any time furnishing any information required by any governmental authority or by law or shall prevent the Buyer from disclosing the terms of the transaction to regulatory authorities, securities analysts or as required in any filings required by the securities laws or regulations.

        8.3 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.4 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:


        IF TO THE SELLERS:           Richard Greer
                                     839 Wilkesboro Boulevard
                                     Lenior, North Carolina 28645
                                     Telephone:   (704) 754-0000
                                     Facsimile:   (704) 754-3537

        WITH COPIES TO:              Bernard B. Clark, Esq.
                                     Fennebresque, Clark, Swindell & Hay
                                     NationsBank Corporate Center, Suite 2900
                                     100 North Tryon Street
                                     Charlotte, North Carolina 28202-4011
                                     Telephone:   (704) 347-3800
                                     Facsimile:   (704) 347-3838

        IF TO BUYER:                 Paul G. Dunn
                                     Executive Vice President-Development
                                     Res-Care, Inc.
                                     10140 Linn Station Road
                                     Louisville, Kentucky 40223
                                     Telephone:   (502) 394-2311
                                     Facsimile:   (502) 394-2206

        WITH COPIES TO:              Gary R. Weitkamp, Esq.
                                     Reed Weitkamp Schell Cox & Vice
                                     2400 Citizens Plaza
                                     Louisville, Kentucky 40202
                                     Telephone:   (502) 589-1000
                                     Facsimile:   (502) 562-2200

or such other address or addresses as the Sellers, on the one hand, or Buyer, on the other hand, shall have designated by notice in writing to the other.

        8.5 WAIVERS. Either the Sellers, on the one hand, or Buyer, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence or as otherwise expressly provided elsewhere in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        8.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended, supplemented or modified only by a written instrument signed by all parties hereto.

        8.7 ENTIRE AGREEMENT. This Agreement, its Exhibits and Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, including but not limited to the letter of intent executed by Buyer, the Company and the Sellers dated July 9, 1997.

        8.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, exclusive of the conflicts of laws provisions thereof.

        8.9 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, executors, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.10 ASSIGNABILITY. Except for an assignment by Buyer to a wholly-owned subsidiary thereof, pursuant to which assignment such wholly-owned subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so without such consent will be null and void. No such assignment by Buyer under this Section shall relieve Buyer of its obligations under this Agreement or any of the instruments, documents or other agreements contemplated hereby.

        8.11 ARBITRATION. The parties hereto agree that the sole and exclusive method for resolving any disputes or disagreements relating to this Agreement, including their indemnification obligations under this Agreement and the amount of and basis for any set off contemplated by Section 6.4 hereof, by arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The determination of the arbitrator(s) shall be final and binding on the parties, be entitled to be enforced to the fullest extent permitted by law and be entered in any court of competent jurisdiction. Unless the parties mutually agree, any such arbitration shall not be required to be conducted by the AAA. Each party shall pay any costs (including legal fees and expenses) incurred by such party in connection with such arbitration and the Sellers, on the one hand, and the Buyer, on the other hand, will each be responsible for fifty percent (50%) of the costs of any arbitrator(s) appointed in connection with such arbitration. Notwithstanding the foregoing, the party that does not prevail in any arbitration proceeding relating to the amount of or basis for any set off contemplated by Section 6.4 hereof shall bear its own costs and the costs (including legal fees and expenses) of the prevailing party and of any arbitrator(s) in connection with such arbitration.

        8.12 FURTHER ASSURANCES; POST-CLOSING COOPERATION.

                (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.

                (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the business or condition (financial or otherwise) of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of the Closing Tax Returns or any tax returns of any of the Sellers, (ii) the determination and enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, (iv) the determination or enforcement of the rights and obligations of any party to be indemnified or (v) in connection with any actual or threatened action or proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

                (c) If, in order properly to prepare the Closing Tax Returns or any tax returns of any of the Sellers, other documents or reports required to be filed with governmental or regulatory authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the business or condition (financial or otherwise) of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Sellers in accordance with this paragraph shall be held confidential by Sellers in accordance with their obligations under the Noncompetition Agreements.

                (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

        8.13 NO THIRD-PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity other than any person or entity entitled to indemnity under Article VI.

        8.14 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        8.15 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

                                 RES-CARE, INC.


                                 By: _________________________________________
                                          Paul G. Dunn
                                          Executive Vice President-Development


                                 _____________________________________________
                                 Richard Greer

                                 _____________________________________________
                                 Robert Greer


                                 _____________________________________________
                                 Alicia Greer Austin

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------


EXHIBITS
--------

A                 Form of Promissory Note
B                 Form of Second Note
C                 Example of calculation of purchase price
D1-D3             Employment Agreements
E1-E3             Noncompetition and Confidentiality Agreements
F1-F3             Company Leases
G                 Opinion of counsel for Selling Shareholders
H1-H3             Other Employment Agreements
I                 Opinion of counsel for Buyer

SCHEDULES
---------

2.4               Holders of common capital stock
2.5               Authorized, issued and outstanding stock
2.7 Exceptions to no liabilities for which accruals or reserves have not been maintained
2.8               Exceptions to no changes
2.9 Exceptions to no approvals required from governmental agencies or authorities
2.11 Leases, employment agreements, provider and third-party payor agreements
2.12 Exceptions to no loss of relationships with third-party payors or Agencies
2.13 Exceptions to no waivers, grandfather provisions or variances under Licenses
2.14              List and description of claims, lawsuits, etc.
2.16 Exceptions to no liabilities for arrears of wages or taxes or penalties
2.17              List of all company insurance policies
2.20              Exceptions to no accounts receivable assigned or pledged
2.22              List of employee benefit plans
2.23 Exceptions to no contracts between Company and Sellers or affiliates
